SouthWest Water Board of Directors Elects Linda Griego Independent Chair of the Board

LOS ANGELES, August 10, 2010 – SouthWest Water Company (Nasdaq:SWWC) today announced that its board of directors elected Linda Griego as the new independent chairman of the board.

Linda Griego served on the company’s board from December 2001 until May 2006, then returned in December 2006 to fill a departing Board member’s vacancy.  Ms. Griego brings executive management experience and expertise in government relations and publically appointed positions to the SouthWest Water Board. She is president and chief executive officer of Griego Enterprises, Inc., a business management company founded in 1986.  She redeveloped and renovated a historical landmark building that houses Engine Co. No 28, a prominent restaurant in downtown Los Angeles she founded in 1988.  From 1990 to 2000, Ms. Griego held a number of government and public service appointments including deputy mayor of Los Angeles, president and chief executive officer of the Los Angeles Community Development Bank and Rebuild LA.  Ms. Griego currently serves as a director of publicly-traded CBS Corporation since 2007, and AECOM Technology Corporation since 2005. She is also a trustee of the David and Lucile Packard Foundation and serves on the board of the Community Development Technologies Center. During the past five years, she was also a director of City National Corporation, Granite Construction Incorporated and Blockbuster, Inc.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

               213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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